Exhibit 99.1

Intra-Cellular Therapies Announces Closing of $130 Million Public Offering Including

Exercise of Underwriters’ Option to Purchase Additional Shares

NEW YORK, March 11, 2015 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company, today announced the completion of its previously announced underwritten public offering of 4,750,000 shares of its common stock at a public offering price of $24.00 per share. In addition, the underwriters have exercised an option to purchase an additional 661,481 shares of common stock at the public offering price.

All of the shares in the offering were sold by Intra-Cellular Therapies, with net proceeds to Intra-Cellular of approximately $121.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Leerink Partners LLC, Cowen and Company, LLC and RBC Capital Markets, LLC acted as joint book-running managers for the offering. JMP Securities LLC, Ladenburg Thalmann and SunTrust Robinson Humphrey, Inc. acted as co-managers for the offering.

The public offering was made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus supplement and the accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov, and may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at (800) 808-7525, ext. 6142, or by email at syndicate@leerink.com; from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806; or from RBC Capital Markets, Attention: Prospectus Department, 200 Vesey Street 8th Floor, New York, NY 10281, or by phone at (877) 822-4089 or by emailing equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, behavioral disturbances in dementia, bipolar disorder, depression and other neuropsychiatric and neurological disorders. ITI-007 is in Phase 3 clinical trials as a first-in-class treatment for schizophrenia. The Company is also utilizing its phosphodiesterase platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

212-923-3344

Burns McClellan, Inc.

Lisa Burns/Nancy Yu (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006